Exhibit (b)

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Bilibili Inc.

(Name of Issuer)

Table 1 – Transaction Valuation

	Transaction valuation	Fee rate	Amount of filing fee

Fees to Be Paid	—	0.0001476	—

Fees Previously Paid	$429,343,000.00(1)		$63,371.03(2)

Total Transaction Valuation	$429,343,000.00

Total Fees Due for Filing			$63,371.03(2)

Total Fees Previously Paid			$63,371.03(2)

Total Fee Offsets			—

Net Fee Due			—

(1)

Estimated solely for purposes of calculating the filing fee. The aggregate purchase price of the 1.375% Convertible Senior Notes due 2026 (the “Notes”) is $429,343,000, representing 100% of the principal amount of the Notes outstanding as of February 20, 2024 (excluding accrued but unpaid interest).

(2)

The filing fee of $63,371.03 was previously paid in connection with the filing of the Tender Offer Statement on Schedule TO on February 20, 2024 by Bilibili Inc. (File No. 005-90674). The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $147.60 per $1,000,000 of the value of the transaction.